CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports for the Wells Fargo Advantage Disciplined Value Fund and Wells Fargo Advantage Large Company Value Fund, dated September 29, 2010, and Wells Fargo Advantage Disciplined Global Equity Fund, and Wells Fargo Advantage Intrinsic World Equity Fund, dated December 23, 2010, four of the funds constituting the Wells Fargo Funds Trust, incorporated herein by reference and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

June 27, 2011